Filed Pursuant to Rule 424(b)(5)
File No. 333-182236

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 25, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 7, 2012)

             Shares of Common Stock

We are offering to sell              shares of our common stock, par value $0.001 per share, at a public offering price of $         per share. In addition, we have agreed to sell in a private placement to certain of our officers, directors, existing stockholders and other accredited investors concurrently with the closing of this offering an aggregate of $             in principal amount of 7.25% Convertible Notes, which notes are convertible into              shares of our common stock following stockholder approval of resolutions providing for the issuance by us of shares of common stock underlying the notes at a conversion price per share equal to the public offering price of $         per share.

Our common stock is listed on the Nasdaq Global Market under the symbol “DLIA.” The closing price of our common stock on Nasdaq Global Market on July 24, 2013 was $1.69 per share.

The aggregate market value of our outstanding common equity held by non-affiliates on July 24, 2013 was approximately $47,329,609, based on 32,848,453 shares of outstanding common stock, of which 28,005,686 shares are held by non-affiliates, and a per share price of $1.69 based on the closing price of our common stock on July 24, 2013. During the twelve calendar months prior to and including the date hereof, we have not offered any securities pursuant to General Instruction I.B.6. of Form S-3.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Investing in our shares involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement for certain risks and uncertainties you should consider.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriter may also purchase up to an additional              shares of common stock from us at the public offering price, less the underwriting discount and commission, within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                     , 2013.

Sole Book Running Manager

Janney Montgomery Scott

The date of this prospectus supplement is                     , 2013

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about our common stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of this offering of our common stock and adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, and (2) the accompanying prospectus, which provides general information about our Company and common stock we may offer from time to time. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation by Reference.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

Our common stock is being offered for sale only in places where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.

All references to “we,” “us,” “our,” or the “Company” in this prospectus supplement mean dELiA*s, Inc., a Delaware corporation, and its subsidiaries. When we refer to “dELiA*s” in this prospectus supplement, we are referring to the dELiA*s-branded direct marketing, merchandising and retail store business that we operate. When we refer to the “Spinoff,” we are referring to the December 19, 2005 spinoff of the outstanding shares of our common stock to the Alloy, Inc. stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.deliasinc.com. Our website is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus are considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated herein. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (Commission File No. 000-51648) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the offering of our common stock under the registration statement is terminated or completed (excluding, unless otherwise provided herein or therein, information furnished pursuant to Item 2.02 and Item 7.01 of any Current Report on Form 8-K):

•

our Annual Report on Form 10-K for the fiscal year ended February 2, 2013, filed with the SEC on April 23, 2013, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended February 2, 2013, filed with the SEC on June 3, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, filed with the SEC on June 18, 2013;

•	our Current Reports on Form 8-K filed with the SEC on March 12, 2013, March 28, 2013, May 7, 2013, May 31, 2013, June 10, 2013, June 20, 2013, July 12, 2013, July 18, 2013 and July 23, 2013; and

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on December 5, 2005, including any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

dELiA*s, Inc.

50 West 23rd Street

New York, New York 10010

Attn: Investor Relations

Telephone: (212) 590-6200

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “will,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans. They are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of various factors, including, but not limited to, the impact of general economic and business conditions; our inability to realize the full value of merchandise currently in inventory as a result of underperforming sales; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brands; our inability to obtain financing; changing customer tastes and buying trends; the inherent difficulty in forecasting consumer buying patterns and trends, and the possibility that any improvements in our product margins, or in customer response to our merchandise, may not be sustained; uncertainties related to our multi-channel model, and, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates or our other accounting estimates made in the preparation of our financial statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights information contained elsewhere in this prospectus supplement and in the documents we file with the SEC that are incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and accompanying prospectus, including “Risk Factors” included below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent periodic reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus supplement have been rounded and are, therefore, approximate.

About dELiA*s, Inc.

Overview

We are a multi-channel retail company with a lifestyle brand marketing to teenage girls. We generate revenue by selling to consumers through websites, direct mail catalogs, and retail stores. We operate the dELiA*s brand, which we believe is a well-established, differentiated, lifestyle brand. Through our e-commerce webpages, catalogs and retail stores, dELiA*s offers a wide variety of product categories to teenage girls to cater to an entire lifestyle.

Through our e-commerce webpages and catalogs, we sell our own proprietary brand products, together with brand name products, in key spending categories directly to consumers, including apparel and accessories. Our mall-based dELiA*s retail stores derive revenue primarily from the sale of proprietary apparel and accessories and, to a lesser extent, branded apparel to teenage girls.

Our focus on a diverse collection of proprietary brands and name brands allows us to adjust our merchandising strategy quickly as fashion trends change. In addition, we strive to keep our merchandise mix fresh by regularly introducing new trends and styles. Our proprietary brands provide us an opportunity to broaden our customer base by offering merchandise of comparable quality to brand name merchandise, at a lower price, while permitting improved gross profit margins. Our proprietary brands also allow us to capitalize on emerging fashion trends when branded merchandise is not available in sufficient quantities, and to exercise a greater degree of control over the flow of our merchandise from our vendors to us, and from us to our customers.

We have built comprehensive databases that together include information such as name, mailing and email addresses and amounts and dates of purchases in our direct and retail businesses. In addition to helping us target consumers directly, our databases provide us with access to important demographic information.

We refer to the 53-week fiscal year ended February 2, 2013 as “fiscal 2012”, the 52-week fiscal year ended January 28, 2012 as “fiscal 2011,” and the 52-week fiscal year ended January 29, 2011 as “fiscal 2010.” We also refer to the 52-week fiscal year ending February 1, 2014 as “fiscal 2013.”

The dELiA*s Brand

We develop, market and sell primarily our own lifestyle brand, and to a lesser extent third-party brands, in our retail stores, as well as via catalogs and the internet. The dELiA*s brand is a distinctive collection of apparel, dresses, swimwear, footwear, outerwear and accessories marketing primarily to trend-setting, fashion-aware teenage girls. While dELiA*s markets to teenage girls, we focus marketing efforts on potential customers who we believe fit the profile and have the interests of fashion-forward high-school teens. In fiscal 2012 and for the first three months of fiscal 2013, dELiA*s circulated approximately 20.0 million and 4.9 million catalogs, respectively.

dELiA*s retail stores sell a distinctive collection of lifestyle-oriented apparel and accessories for trend-setting, fashion-aware teenage girls primarily via mall-based retail stores. The majority of dELiA*s’ merchandise is privately branded and sold under the dELiA*s label. We currently operate 103 dELiA*s retail stores. These stores range in size from approximately 2,600 to 5,000 square feet with an average size of approximately 3,800 square feet.

Business Strengths

We believe our principal business strengths include:

Broad Access to Teenage Girl Consumers

In fiscal 2012 and for the first three months of fiscal 2013, we reached a significant portion of teenage girl consumers in the United States by:

•	circulating approximately 20 million and 4.9 million, respectively, direct mail catalogs for our dELiA*s brand, with an average of one new book being mailed each month;

•

communicating with select segments of our database by sending, on average, 5 million and 5.4 million, respectively, emails per week to those of our target audience who have opted in to receiving such emails;

•	engaging our customer through the internet, social media and mobile commerce; and

•	owning and operating 104 dELiA*s retail stores in 33 states as of February 2, 2013 and 103 dELiA*s retail stores in 33 states as of May 4, 2013.

Comprehensive Database

Our dELiA*s database contains information about a significant number of households who have purchased products online or requested catalogs directly from us as of February 2, 2013 and May 4, 2013, including approximately 3.3 million households who have purchased merchandise or requested a catalog within the last two years. In addition to names and addresses, our databases give us the ability to review a variety of valuable information that may include age range, purchasing history, stated interests, online behavior, educational level and socioeconomic factors. We continually refresh and grow our databases with information we gather through direct marketing programs and purchased customer lists. We analyze this data in detail, which we believe enables us to improve response rates from our direct sales efforts. We also use selected retail transactions that are added to our databases to help identify potential new customers for our direct business.

Operating Flexibility

We attempt to maintain significant flexibility in the operation of our business so that we can react quickly to changes in customer preferences. We regularly review the sales performance of our merchandise in an effort to identify and respond to changing trends and consumer preferences. When purchasing merchandise from our vendors, we pursue a strategy that is designed to maximize our speed to market. We strive to establish strong and loyal relationships with our suppliers which we believe allows us to quickly obtain merchandise and ship it to our distribution center for direct sales or our retail stores for retail sales. Currently, we are able to replenish a majority of our merchandise within 60 days. Our e-commerce webpage and database allow us to quickly update our merchandise presentations, promotions, and display of offerings in an effort to create excitement for our customers.

Experienced Management Team

Our senior management has significant retail and direct marketing experience, with an average of over 20 years in the retail, catalog and e-commerce apparel businesses.

Our Business Strategy

Our strategy is to improve upon our position as a multi-channel retail company, to improve the productivity in our dELiA*s retail stores, and to carry out such strategy while controlling costs. In addition, our strategy includes strengthening the dELiA*s brand through alignment across all channels of our business while continuing extended offerings online and in our catalogs. The key elements of our strategy are as follows:

Direct Marketing Strategy

Our direct marketing strategy is designed to minimize our exposure to risks associated with rapidly changing fashion trends and facilitate speed to market and the flexibility with which we are able to purchase and stock a wide assortment of merchandise. Our primary objective is to reflect, rather than shape, styles and tastes while maintaining a specific focus on our customer. We develop exclusive merchandise and select name brand merchandise from what we believe are quality manufacturers and name brands. Our buyers and merchandisers work closely with our many suppliers to develop products to our specifications. This speed to market gives us flexibility to incorporate the latest trends into our product mix and to better serve the evolving tastes of customers. Through this strategy, we believe we are able to minimize design risk and make final product selections only two to seven months before the products are brought to market. We believe this allows us to stay current with the tastes of the market, and unlike others in our industry that require a longer lead time to bring goods to the market, we believe our strategy enables us to receive a continuous allotment of goods from our suppliers and carry the proper amount of inventory.

Our direct marketing strategy also enables us to manage our inventory levels efficiently once consumer demand patterns have emerged. We attempt to limit the size of our initial merchandise orders and rely on quick reorder ability. Because we generally do not make aggressive initial orders, we believe we are able to limit our risk of excess inventory. Additionally, we have several methods for clearing slow moving inventory, ranging from clearance media and internet offers to tent sales and third-party liquidators.

Our merchandise selection includes products from many leading suppliers and also some name brands. dELiA*s primarily carries its own branded merchandise, though it also carries third-party branded merchandise from well-known name brands such as Converse and Sperry.

Our database management and mailing strategy is designed to efficiently gather, maintain and utilize the information collected within our database. Our database is maintained by a third-party vendor providing address hygiene, duplicate identification and modeling capabilities. The database enables detailed selections based on general industry practices, but enables greater specificity when required, based on maintaining any transactional history, plus the ability to overlay demographic information to the extent provided to us, for selected individuals and households listed in the database.

Our catalog mailing program, coupled with our e-mail marketing program, seeks to maximize profitability with a continual testing and monitoring program designed to provide our customers with offers and promotions that will be of interest to them.

We believe that high levels of customer service and support are critical to the value of our brand and to retaining and expanding our customer base. We consistently monitor customer service calls, through our third party call center provider (we outsourced this function during fiscal 2012), for quality assurance purposes. Additionally, we review our call and distribution centers’ policies and procedures on a regular basis. A majority of our catalog and internet orders are shipped within 48 hours of credit approval. In cases in which the order is placed using another person’s credit card and exceeds a specified threshold, the order is shipped only after we have received confirmation from the cardholder. Customers generally receive orders within three to ten business days after shipping. Our shipments are generally carried to customers by the United States Postal Service and United Parcel Service.

Trained personnel are available for the dELiA*s brand 24 hours a day, 7 days per week through multiple toll-free telephone numbers, via our third party provider.

Retail Strategy

Our current strategy is to concentrate on improving productivity in our existing store base while keeping store growth relatively flat. We monitor the performance of our existing retail stores and may from time-to-time close underperforming stores as appropriate. When we determine to close a retail store, we typically exercise a sales volume based termination right or negotiate with landlords to determine the quickest and most cost-effective way to exit such location.

We plan our new stores to have a four-wall cash contribution margin of at least 15% in the first full year and to have a net build-out cost, including inventory, of approximately $0.6 million. We define contribution margin as store gross profit less direct cash costs of operating the store.

The stores currently average approximately 3,800 square feet, though individual stores may be smaller or larger than the averages. Our stores are designed to look upscale, appealing to what we believe to be our database customer demographics.

In addition to strong customer demographics, we look for high traffic malls, high economic growth areas and/or high income demographics in selecting new retail store locations. We believe that over half our dELiA*s direct customers come from households with incomes of over $75,000 per year and over 20% come from households with income over $125,000 per year.

Each store is open during mall shopping hours and has a store management team that always includes a store manager, and depending on the sales volume of the store, one or more of the following additional management: a co-manager, one or more assistant managers and one or more customer experience supervisors, as well as five to twenty part-time sales associates. Currently, district managers supervise seven to eleven stores, with twelve district managers reporting to two regional managers, who in turn report to a Vice President of Stores.

Our goal is to hire and retain experienced sales associates, store managers and district managers and establish clear performance goals, objectives and related corresponding incentives which are based on planned sales. District managers, store managers, co-managers and assistant store managers participate in an incentive program which is based on achieving predetermined sales-related and customer conversion goals in their respective stores or districts. We have well-established store operating policies and procedures, and emphasize our loss prevention program in order to control inventory shrinkage and ensure policy and procedure compliance.

In addition, we have traffic counters and related software in our retail locations in order to evaluate store-by-store customer conversion rates. We utilize this system in evaluating and managing store performance, establishing effective staffing models and focusing our training efforts.

Intellectual Property

We have registered various trademarks and servicemarks used in our business operations with the United States Patent and Trademark Office. Applications for the registration of certain of our other trademarks and servicemarks are currently pending. We also use trademarks, tradenames, logos and endorsements of our suppliers and partners with their permission. We are not aware of any pending material conflicts concerning our marks or our use of others’ intellectual property.

Corporate Information

On December 19, 2005, dELiA*s, Inc. was spun off from Alloy, Inc. by means of a distribution by Alloy, Inc. to its stockholders of all of the outstanding shares of our common stock then owned by Alloy, Inc. In connection with the Spinoff, Alloy, Inc. contributed and transferred to us substantially all of its assets and liabilities related to its direct marketing and retail store segments. Our principal executive offices are located at 50 West 23rd Street, New York, NY 10010. Our telephone number at that location is (212) 590-6200. We maintain a web site at www.deliasinc.com. The contents of our website are not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus or relied upon in connection herewith.

Concurrent Private Placement

We have agreed to sell in a private placement to certain of our officers, directors, existing stockholders and other accredited investors concurrently with the closing of this offering an aggregate of $                 in principal amount of 7.25% Convertible Notes, which notes are convertible into                  shares of our common stock following Stockholder Approval (as defined below) at a conversion price per share equal to the public offering price of $         per share. The notes to be sold in the concurrent private placement are not being offered pursuant to this prospectus supplement and accompanying prospectus and the notes and the shares of our common stock issuable upon conversion of the notes will be subject to certain restrictions on resale in accordance with the Securities Act.

We agreed to use our commercially reasonable efforts to provide each stockholder entitled to vote at a special meeting of our stockholders (the “Stockholder Meeting”) a proxy statement soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (“Stockholder Resolutions”) providing for the issuance by us of shares of common stock underlying the notes in accordance with applicable law and the rules and regulations of the Nasdaq Global Market (such affirmative approval being referred to herein as the “Stockholder Approval”, and the date such Stockholder Approval is obtained, the “Stockholder Approval Date”), and we agreed to use our commercially reasonable efforts to solicit our stockholders’ approval of such Stockholder Resolutions and to cause our Board of Directors to recommend to the stockholders that they approve such Stockholder Resolutions. We have agreed to use commercially reasonable efforts to hold the Stockholder Meeting within 90 days of the closing of the private placement. Each investor in the private placement has agreed to vote all shares of our common stock it beneficially owns on the record date applicable to the Stockholder Meeting that are eligible to vote in connection with the Stockholder Resolutions in favor of adopting the Stockholder Resolutions.

Until the Stockholder Approval Date, the proceeds from the sale of the notes will be placed in an interest bearing account and may not be used by us. Our obligations under the notes will be secured by a first priority security interest in such account, all funds therein, and all cash and non-cash proceeds thereof.

The notes will contain certain events of default, including non-payment, bankruptcy and insolvency, breaches of representations and warranties, and breaches of certain of our covenants. If an event of default occurs, the notes may become due and payable in cash.

Until all of the notes have been converted, redeemed or otherwise satisfied in accordance with their terms, we have agreed, among other things, (i) to maintain our existence, and (ii) without the approval of our Board of Directors by a vote of at least 4 of the 5 members of our Board of Directors, not to (1) create, incur, assume, suffer to exist or otherwise become or remain liable with respect to, any indebtedness, other than pursuant to our existing Credit Agreement with Salus Capital Partners, LLC (“Salus”); (2) grant any lien on the assets of the Company or our subsidiaries, other than the liens securing our and our subsidiaries’ obligations under our existing Credit Agreement with Salus or any other liens that are permitted under our existing Credit Agreement with Salus; and (3) with certain exceptions, issue or sell any shares of our capital stock or issue any options, warrants or convertible securities.

We have also agreed to prepare and file with the SEC within 45 days of the closing of the private placement a registration statement covering the resale of the shares of common stock issuable upon conversion of the notes and cause such registration statement to become effective under the Securities Act within 120 days of the closing of the private placement. If the registration statement is not filed within 45 days after the closing date of the private placement or declared effective within 120 days of the closing date of the private placement, we are required to pay to each holder of notes an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the purchase price paid by such holder for the notes purchased under the purchase agreement relating thereto per month until the registration statement is filed or declared effective (as applicable). However, the total amount of payments will not exceed, when aggregated with all such payments paid to all investors in the private placement, 5% of the aggregate purchase price of the notes purchased pursuant to the purchase agreement related thereto.

At any time following the first anniversary of the closing of the private placement, certain holders of shares of common stock issuable upon conversion of the notes may demand for registration under the Securities Act of an underwritten offering of all or part of such shares. The holders are required to pay all fees and expenses incident to the performance of or compliance with a demand for an underwritten offering.

We have also entered into a second amendment to our existing Credit Agreement with Salus, which amends the Credit Agreement to permit the concurrent private placement.

The closing of the private placement is subject to customary closing conditions and is also conditioned on the closing of this offering. There can be no assurance that the closing conditions will be met and the private placement will close.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete.

Shares offered by us in this offering	shares of common stock (or shares of common stock if the underwriter exercises its over-allotment option in full)

Shares outstanding after this offering	shares of common stock (or shares of common stock if the underwriter exercises its over-allotment option in full) (1)

Over-allotment option	We have granted the underwriter an option exercisable within 30 days of the date of this prospectus supplement to purchase up to an additional shares of common stock solely to cover over-allotments.

Concurrent private placement	We have agreed to sell in a private placement to certain of our officers, directors, existing stockholders and other accredited investors concurrently with the closing of this offering an aggregate of $ in principal amount of 7.25% Convertible Notes, which notes are convertible into shares of our common stock following Stockholder Approval at a conversion price per share equal to the public offering price of $ per share. The notes to be sold in the concurrent private placement are not being offered pursuant to this prospectus supplement and accompanying prospectus and the notes and the shares of our common stock issuable upon conversion of the notes will be subject to certain restrictions on resale in accordance with the Securities Act.

Use of proceeds	We estimate that our net proceeds from the assumed sale of the shares in this offering will be $11.7 million at an assumed public offering price of $1.05 per share (or $13.9 million if the underwriter’s over-allotment option is exercised in full), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We estimate that we will also receive net proceeds of $19.9 million from the assumed sale by us of 7.25% Convertible Notes in the concurrent private placement to certain of our officers, directors, existing stockholders and other accredited investors, which notes are convertible into an aggregate of 20,738,095 shares of our common stock following Stockholder Approval at an assumed conversion price per share equal to the assumed public offering price of $1.05 per share. We cannot use the net proceeds from the sale of the notes until we receive Stockholder Approval. We intend to use the net proceeds from this offering, and following the Stockholder Approval the net proceeds from the concurrent private placement, to repay a portion of the outstanding amounts under our existing Credit Agreement with Salus and for working capital and for other general corporate purposes. See “Use of Proceeds” for more information about the use of the proceeds of this offering and the concurrent private placement.

Nasdaq Global Market symbol	DLIA

Risk factors	Investing in our common stock involves risks. See “Risk Factors” and read this prospectus supplement carefully before making an investment decision with the respect to our common stock or the Company.

(1)	The number of shares of common stock to be outstanding after this offering is based on 32,848,453 shares of common stock outstanding as of July 19, 2013, and excludes as of that date:

•

20,738,095 shares of common stock issuable upon conversion of notes, which notes will be issued in the concurrent private placement and are convertible into shares of our common stock following Stockholder Approval at a conversion price per share equal to the public offering price per share of $1.05;

•

4,112,968 shares of common stock issuable pursuant to the exercise of outstanding options issued under our 2005 Stock Incentive Plan (“Stock Incentive Plan”) at a weighted-average exercise price of $2.92 per share;

•	215,343 shares of common stock issuable pursuant to the exercise of warrants at an exercise price of $7.43 per share; and

•	1,695,272 shares of common stock available for future issuances under our Stock Incentive Plan.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option. For additional information regarding our common stock, see “Description of Capital Stock” in the accompanying prospectus.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

We have a history of operating losses.

We incurred losses from continuing operations for the last five fiscal years. Although we expect to report net profits in the future, our expectations may not be realized and we may continue to experience losses. If our revenue grows more slowly than we anticipate, or if our operating expenses are higher than we expect, or if we continue to incur operating losses, we may not be able to become profitable, in which case our financial condition would be adversely affected and our stock price could decline.

Our ability to achieve profitability will also depend on our ability to manage and control operating expenses and to generate and sustain increased levels of revenue. We expect to incur significant operating expenses and capital expenditures, including general and administrative costs to support our operations and the costs of being a public company.

Additionally, we base our expenses in large part on our operating plans, current business strategies and future revenue projections. Many of our expenses, such as our retail store lease expenses, are fixed in the short term, and we may not be able to quickly reduce expenses and spending if our revenues are lower than we project. In addition, we may find that our costs to maintain or expand our operations, and in particular the costs to purchase inventory, produce our catalogs and build, outfit and employ personnel for our new retail stores, are more expensive than we currently anticipate. Therefore, the magnitude and timing of these expenses may contribute to fluctuations in our quarterly operating results.

Our success depends largely on the value of our brand, and if the value of our brand was to diminish, our sales are likely to decline.

The prominence of our catalogs and e-commerce webpages and our dELiA*s retail stores among our teenage target market are integral to our business as well as to the implementation of our strategies for expanding our business.

Maintaining, promoting and positioning our brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality customer experience. Moreover, we anticipate that we will continue to increase the number of customers we target, through means that could include broadening the intended audience of our existing brand. Misjudgments by us in this regard could damage our existing or future brands. Any adverse affects on our current or future brands could result in decreases in sales.

If we fail to anticipate, identify and respond to changing fashion trends, customer preferences and other fashion-related factors, our sales are likely to decline.

Customer tastes and fashion trends are volatile and tend to change rapidly. Our success depends in part on our ability to effectively predict and respond to changing fashion tastes and consumer demands, and to translate market trends into appropriate, saleable product offerings in a timely manner. If we are unable to successfully predict or respond to changing styles or trends and misjudge the market for our products, our sales may be lower, and we may be faced with unsold inventory. In response, we may be forced to rely on additional markdowns or promotional sales to dispose of excess or slow-moving inventory, which may have a material adverse effect on our financial condition or results of operations.

Our ability to attract customers to our retail stores depends heavily on the success of the shopping malls and other retail centers in which our stores are located. Any decrease in customer traffic in those shopping centers could negatively impact our sales.

Customer traffic in our retail stores depends heavily on locating our stores in prominent locations within successful shopping malls or other retail centers. Sales are derived, in part, from the volume of traffic in those shopping centers. Our stores benefit from the ability of other tenants to generate consumer traffic in the vicinity of our stores and the continuing popularity of the shopping centers as shopping destinations. Our sales volume and customer traffic generally may be adversely affected by, among other things, economic downturns in a particular area, competition from internet retailers, non-mall retailers and other shopping destinations, and the closing or decline in popularity of other stores in the shopping centers in which our retail stores are located. A reduction in customer traffic for any reason could have a material adverse effect on our business, results of operations and financial condition. In addition, some malls that were in prominent locations when we opened stores may cease to be viewed as prominent. If this occurs, our sales may be adversely affected.

Internet sales are subject to numerous risks.

We sell merchandise over the internet through our e-commerce website, www.delias.com. Our internet operations are subject to numerous risks, including:

•	changing consumer tastes and preferences;

•	the successful implementation of new systems and internet or mobile platforms;

•	the failure of the computer systems that operate our websites and their related support systems, causing, among other things, website downtimes and other technical failures;

•	reliance on third-party computer hardware/software;

•	rapid technological change;

•	liability for online content;

•	violations of state or federal laws, including those relating to online privacy;

•	credit card fraud; and

•	telecommunications failures and vulnerability to electronic break-ins and similar disruptions.

Our failure to successfully address and respond to these risks could reduce internet sales, increase costs and damage the reputation of our brand.

We depend on our key personnel to operate our business, and we may not be able to hire enough additional management and other personnel to manage our growth. In addition, we may face risks associated with the transition of senior management.

Our performance is substantially dependent on the continued efforts of our executive officers and other key employees. The loss of the services of any of our executive officers or key employees could adversely affect our business. Additionally, we must continue to attract, retain and motivate talented management and other highly skilled employees to be successful. We must also hire and train store managers to support our retail expansion. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future. On March 30, 2013, we announced that Dyan Jozwick, President of dELiA*s Brand, resigned from the Company. On May 30, 2013, we announced that Tracy Gardner, our former Chief Creative Officer who joined the Company on May 1, 2013, was appointed Chief Executive Officer, and Walter Killough, our former Chief Executive Officer, was appointed Chief Operating Officer, in each case, effective June 5, 2013. We expect to continue to experience a transition period before Ms. Gardner is fully integrated into our organization. Additionally, Mr. Killough’s employment agreement expires on August 2, 2013 and we cannot assure you that his employment agreement will be extended or renewed. Additionally, there can be no assurance that the new management team will be able to execute our business model in a manner that will allow our Company to sustain growth and continued success. Changes in senior leadership could impact employee stability as well.

We rely on third parties for some essential business operations and services, and disruptions or failures in service or changes in terms may adversely affect our ability to deliver goods and services to our customers.

We currently depend on third parties for important aspects of our business, such as printing, shipping, paper supplies, operation of our e-commerce webpage, and the outsourcing of our call center function. We have limited control over these third parties, and we are not their only client. In addition, we may not be able to maintain satisfactory relationships with any of these third parties on acceptable commercial terms. Further, we cannot be certain that the quality or cost of products and services that they provide will remain at current levels or the levels needed to enable us to conduct our business efficiently and effectively.

Postal rate and other shipping rate increases, as well as increases in paper and printing costs, affect the cost of our order fulfillment and catalog mailings. We rely heavily on quantity discounts in these areas. No assurances can be given that we will continue to receive these discounts and that we will not be subject to additional increases in costs in excess of those already announced. Any increases in these costs will have a negative impact on earnings to the extent we are unable or do not pass such increases on directly to customers or offset such increases by raising selling prices or by implementing more efficient printing, mailing and delivery alternatives.

Our ability to meet our cash requirements depends on many factors.

We currently anticipate that operating revenue, cash on hand, and availability under our existing Credit Agreement with Salus will be sufficient to cover our operating expenses, including cash requirements in connection with our operations and our projected capital expenditures, through at least the end of our current fiscal year. However, if we do not meet our targets for revenue growth, gross margins, or expenses, or if our costs associated with any retail store expansion plans are not as anticipated, our current sources of funds may be insufficient to meet our cash requirements. We may fail to meet our targets for revenue growth for a variety of reasons, including:

•	decreased consumer spending in response to weak economic conditions;

•	higher energy prices causing a decreased level of disposable income;

•	weakness in the teenage market;

•	poor response to our merchandise offerings;

•	increased competition from our competitors; and

•	our marketing and expansion plans are not as successful as we anticipate.

Additionally, if demand for our products decreases or our retail store plans do not produce the desired sales increases, such developments could reduce our operating revenues. If such funds, together with cash on hand and availability under our Credit Agreement are insufficient to cover our expenses, we could be required to adopt one or more alternatives listed below. For example, we could be required to:

•	reduce or delay other capital spending;

•	reduce other discretionary spending;

•	sell assets or operations; and/or

•	sell additional equity or debt securities, which equity securities may be dilutive.

If we are required to take any of the actions in the first three items immediately above, it could have a material adverse effect on our business, financial condition and results of operations, including our ability to grow our business. In addition, we cannot assure you that we would be able to take any of these actions because of (i) a variety of commercial or market factors, or (ii) market conditions being unfavorable for an equity or debt offering. In addition, such actions, if taken, may not enable us to satisfy our cash requirements if the actions do not generate a sufficient amount of additional capital.

We may fail to use our database and our expertise in marketing to consumers successfully, and we may not be able to maintain the quality and size of our database.

The effective use of our consumer database and our expertise in marketing to consumers are important components of our business. If we fail to capitalize on these assets, our business will be less successful.

Currently, we have useful data for only a portion of our targeted market. Additionally, as individuals in our database ages, they are less likely to purchase our products and their data is thus of less value to our business. We must, therefore, continuously obtain data on new potential customers and on those persons who are just entering their teenage years in order to maintain and increase the size and value of our database. If we fail to obtain sufficient numbers of new names and related information, our business could be adversely affected.

General economic conditions may adversely impact our results of operations.

Our financial performance is subject to world-wide economic conditions and the resulting impact on U.S. consumer confidence and levels of consumer spending, which may remain volatile for the foreseeable future. Some of the factors impacting discretionary consumer spending include general economic conditions, wages and unemployment, consumer debt, reductions in net worth based on market declines, increasing health care costs, residential real estate and mortgage markets, taxation, increases in fuel and energy prices, consumer confidence, failure to increase the debt ceiling in the U.S., and other macroeconomic factors. Consumer purchases of discretionary items, including our merchandise, generally decline during recessionary periods and other periods where disposable income is adversely affected. A downturn in the U.S. economy could affect consumer purchases of our merchandise and adversely impact our results of operations and continued growth.

Our agreement with Alloy, Inc. to license our database information may make that information less valuable to us.

We and Alloy, Inc. have agreed that we will license data collected by dELiA*s (excluding credit card data), subject to applicable laws and privacy policies, although Alloy, Inc. has agreed not to provide certain of this data to our competitors, with some limited exceptions. Certain actions that Alloy, Inc. could take, such as breaching its contractual covenants, could result in our losing a significant portion of the competitive advantage we believe our database provides to us. In such event, our business and results of operations could be adversely affected.

New dELiA*s retail store openings could strain our resources and cause the performance of our existing operations to suffer.

Any dELiA*s retail store expansion will largely depend on our ability to find sites to open and operate new stores successfully. Our ability to open and operate new stores successfully depends on several factors, including, among others, our ability to:

•	identify suitable store locations, the availability of which is outside our control;

•	negotiate acceptable lease terms;

•	prepare stores for opening within budget;

•	source sufficient levels of inventory at acceptable costs to meet the needs of new stores;

•	hire, train and retain store personnel;

•	successfully integrate new stores into our existing operations;

•	contain payroll costs; and

•	generate sufficient operating cash flows or secure adequate capital on commercially reasonable terms to fund any of our expansion plans.

In addition, any retail store expansion will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our business less effectively, which, in turn, could cause deterioration in the financial performance of our individual stores and our overall business.

Modifications and/or upgrades to our information technology systems may disrupt our operations.

We regularly evaluate our information technology systems and requirements. Modifications may include replacing existing systems with successor systems, making changes to existing systems, or acquiring new systems with new functionality. We are aware of the inherent risks associated with replacing and modifying these systems, including inaccurate system information, system disruptions and user acceptance and understanding. Information technology system disruptions and inaccurate system information, if not anticipated and appropriately mitigated, could have a material adverse effect on our financial condition and results of operations. Additionally, there is no assurance that a successfully implemented system will deliver the anticipated value to us.

Our catalog response rates may decline.

The number of customers who make purchases from catalogs that we mail to them, which we refer to as “response rates,” may decline due to, among other things, our ability to effectively predict and respond to changing fashion tastes and consumer demands and translate market trends into appropriate, saleable product offerings in a timely manner. Response rates also usually decline when we mail additional catalog editions to the same customers within a short time period. In addition, there can be no assurance that any strategic circulation cuts will enable us to improve or maintain our response rates. These trends in response rates may have a material adverse effect on our rate of sales growth and on our profitability and could have a material adverse effect on our business.

Traffic to our e-commerce webpage may decline, resulting in fewer purchases of our products. Additionally, the number of e-commerce visitors that we are able to convert into purchasers may decline.

In order to generate online customer traffic, we depend heavily on mailed catalogs, outbound emails and an affiliates program in which we pay third parties for traffic referred from their websites to our e-commerce webpages. Our sales volume and e-commerce webpage traffic generally may be adversely affected by, among other things, declines in the number and frequency of our catalog mailings, reductions in outbound emails and declines in referrals from third parties. Our sales volume may also be adversely affected by economic downturns, system failures and competition from other internet and non-internet retailers.

In addition, the number of e-commerce visitors that we are able to convert into purchasers may decline due to, among other things, our inability to effectively predict and respond to changing fashion tastes and consumer demands and translate market trends into appropriate, saleable product offerings in a timely manner and our inability to keep up with new technologies and e-commerce features. The internet and the e-commerce industry are subject to rapid technological change. If competitors introduce new features and website enhancements embodying new technologies, or if new industry standards and practices emerge, our existing e-commerce webpage, the www.delias.com website, and our respective systems may become obsolete or unattractive. Developing our e-commerce webpage and other systems entails significant technical and business risks. We may face material delays in introducing new services, products or enhancements. If this happens, our customers may forego the use of our e-commerce webpage and use websites and e-commerce pages of our competitors. We may use new technologies ineffectively, or we may fail to adequately adapt our website, our transaction processing systems and our computer network to meet customer requirements or emerging industry standards.

We do not own the uniform resource locator that directs customers to our e-commerce webpage.

Pursuant to an agreement with Alloy, Inc., it will continue to own the uniform resource locator that directs customers to the www.delias.com website. Because a significant portion of our direct marketing sales come from our e-commerce site, if Alloy, Inc. fails to maintain that uniform resource locater, our e-commerce activities may suffer.

Because we experience seasonal fluctuations in our revenues, our quarterly results may fluctuate.

Our business is seasonal, reflecting the general pattern of peak sales for teen clothing and accessories, which provide the majority of our sales during the back-to-school and holiday shopping seasons. Typically, a larger portion of our revenues are obtained during our third and fourth fiscal quarters. Any significant decrease in sales during the back-to-school and winter holiday seasons would have a material adverse effect on our financial condition and results of operations. In addition, in order to prepare for the back-to-school and holiday shopping seasons, we must order and keep in stock significantly more merchandise than we carry during other parts of the year, and we must hire temporary workers and incur additional staffing costs in our warehouse and retail stores to meet anticipated sales demand. If sales for the third and fourth quarters do not meet anticipated levels, then increased expenses may not be offset, which could decrease our profitability. Additionally, any unanticipated decrease in demand for our products during these peak seasons could require us to sell excess inventory at a substantial markdown, which could decrease our profitability.

Our liquidity and ability to raise capital may be limited, and we may be unable to fund any retail store expansion.

We expect that our total capital expenditures, net of landlord allowances, primarily the costs to relocate or remodel existing stores and relocate our data center, will be approximately $1.7 million in fiscal 2013. Although, we currently expect that the sum of our current cash on hand and our current cash flows from operations and availability under our Credit Agreement will be sufficient to fund our near-term operations, including but not limited to, any retail store openings or remodels, our expectations may be wrong. If we are wrong, we may need to obtain additional debt or equity financing in the future to fund fully our operations and any retail store expansion, which equity financing may be dilutive. In addition, if we decide to significantly accelerate growth of our retail operations, additional debt or equity financing may also be required. The type, timing and terms of the financing selected by us would depend on, among other things, our retail growth plans, our cash needs, the availability of other financing sources and prevailing conditions in the financial markets. These sources may not be available to us or, if available, may not be available to us on satisfactory terms.

Competition may adversely affect our business.

The teenage girl retail apparel industry is highly competitive, with fashion, quality, price, location, in-store environment and service being the principal competitive factors. We compete for retail store sales with specialty apparel retailers and certain other youth-focused apparel retailers, such as American Eagle Outfitters, Abercrombie & Fitch, Aeropostale, Hollister, Wet Seal, Forever 21, and H&M. We also compete for retail store sales with full price and discount department stores such as Target, Kohl’s, Nordstrom’s, Macy’s, Bloomingdale’s and others. If we are unable to compete effectively for retail store sales, we may lose market share, which would reduce our revenues and gross profit. In addition, we compete for favorable site locations and lease terms in shopping malls with certain of our competitors as well as numerous other retailers. Many of our competitors are large national chains, which have substantially greater financial, marketing and other resources than we do. The growth of our retail store business depends significantly on our ability to operate stores in desirable locations with capital investments and lease costs that allow us to earn a return that meets or exceeds our financial projections. Desirable new locations may not be available to us at all or at reasonable costs. In addition, we must be able to renew our existing store leases on terms that meet our financial targets. Our failure to secure favorable real estate and lease terms generally and upon renewal, or even being permitted to renew our expiring leases, could cause us to lose market share which would reduce our revenues and gross profit.

Many of our existing competitors, as well as potential new competitors in our target markets, have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These advantages allow our competitors to spend considerably more on marketing and may allow them to use their greater resources more effectively than we can use ours. Accordingly, these competitors may be better able to take advantage of market opportunities and be better able to withstand market downturns than us. If we fail to compete effectively, our business will be materially and adversely affected.

Closing stores could result in significant costs to us.

We could, in the future, decide to close additional dELiA*s retail stores or close or sell businesses or operations that are producing losses or that are not as profitable as we expect. If we decide to close any dELiA*s stores before the expiration of their lease terms, we may incur payments to landlords to terminate or “buy out” the remaining term of the lease. We also may incur costs related to the employees at such stores, whether or not we terminate the leases early. Upon any such closure or sale, the closing costs, fixed assets, and inventory write-downs would adversely affect our results and could adversely affect our cash on hand.

Our dELiA*s exclusive branding activities could lead to increased inventory obsolescence.

Our promotion and sale of dELiA*s branded products increases our exposure to risks of inventory obsolescence. Accordingly, if a particular style of product does not achieve widespread consumer acceptance, we may be required to take significant markdowns, which could have a material adverse effect on our gross profit margin and other operating results. Moreover, dELiA*s exclusive brand development plans may include entry into joint ventures and additional licensing or distribution arrangements, which may also contribute to increased inventory obsolescence as third parties may control more of these operations.

Our master license agreement with JLP Daisy LLC could cause us to lose our trademarks or otherwise adversely affect the value of our dELiA*s brand.

In February, 2003, dELiA*s Brand, LLC, a wholly-owned subsidiary of the Company, entered into a master license agreement with JLP Daisy to license our dELiA*s brand on an exclusive basis for wholesale distribution in certain product categories, primarily in mid and upper-tier department stores, in exchange for an up-front payment from JLP Daisy of $16.5 million, which is applied against royalties otherwise due from JLP Daisy for sales of dELiA*s branded merchandise. The initial term of the master license agreement is approximately 10 years, which is subject to an automatic extension under specified circumstances and, at our option, (i) will remain in effect until JLP Daisy recoups its advance and preferred return or (ii) term will immediately expire and JLP Daisy will be entitled to be paid the balance of any unrecouped advance and a preferred return calculated at 6% per year (if not already received). As of February 2, 2013, JLP Daisy has not recouped its advance and preferred return and therefore the master license agreement remains in effect. As part of the master license agreement, dELiA*s Brand, LLC granted to JLP Daisy a security interest in the dELiA*s trademarks and, copyrightable artwork, although the only event that would entitle JLP Daisy to exercise its rights in respect of the lien is a termination or rejection of the license or the master license agreement in a bankruptcy proceeding. If we become subject to a bankruptcy proceeding, we could lose the rights to our dELiA*s trademarks, which could have a material adverse effect on our business and operating results.

Additionally, because sales of dELiA*s branded products by JLP Daisy’s licensees have been significantly less than we and JLP Daisy expected when we entered into the master license agreement, we expect that JLP Daisy may try to increase the sales of the dELiA*s branded products by its licensees, by expanding the number of licensed products their licensees offer, the number and type of stores in which such licensed products are sold, or both, so that they can recoup more of their initial advance. Sales of dELiA*s branded products by JLP Daisy’s licensees may negatively impact our customers’ image of the brand, which could have a material adverse effect on our profit margins and other operating results. Additionally, a change in our customers’ image of the brand due to sales of dELiA*s branded products by JLP Daisy’s licensees to greater numbers of retailers may negatively affect our dELiA*s retail store expansion plans.

We depend largely upon an outsourced call center and a single distribution facility.

The call center function is outsourced to a third party for our dELiA*s e-commerce webpage and catalog. The distribution for our dELiA*s e-commerce webpage and catalog and all our dELiA*s retail stores are handled from a single, owned facility in Hanover, Pennsylvania. Any significant interruption in the operation of the call center function or distribution facility due to natural disasters, accidents, system failures, expansion or other unforeseen causes could delay or impair our ability to receive orders and distribute merchandise to our customers and retail stores, which could cause our sales to decline. This could have a material adverse effect on our operations and results.

We have recorded impairment charges in the past and we may be required to recognize impairment charges in the future.

Pursuant to generally accepted accounting principles, we are required to perform impairment tests on our identifiable intangible assets with indefinite lives, including goodwill, annually or at any time when certain events occur, which could impact the value and earnings of our business segments. Our determination of whether impairment has occurred is based on a comparison of the assets’ fair market values with the assets’ carrying values. Significant and unanticipated changes could require a provision for impairment in a future period that could substantially affect our reported earnings in a period of such change. We recognized a goodwill impairment charge of $4.5 million related to our direct marketing reporting unit in fiscal 2012.

Additionally, pursuant to generally accepted accounting principles, we are required to recognize an impairment loss when circumstances indicate that the carrying value of long-lived tangible and intangible assets with finite lives may not be recoverable. Management’s policy in determining whether an impairment indicator exists (i.e., a triggering event) comprises measurable operating performance criteria as well as qualitative measures. If a determination is made that a long-lived asset’s carrying value is not recoverable over its estimated useful life, the asset is written down to estimated fair value, if lower. The determination of fair value of long-lived assets is generally based on estimated expected discounted future cash flows, which is generally measured by discounting expected future cash flows identifiable with the long-lived asset at our weighted-average cost of capital. We have recognized impairment charges of approximately $0.2 million in fiscal 2012 and $0.5 million in fiscal 2011 related to underperforming store locations. We had no impairment charges related to long-lived assets in fiscal 2010.

If our manufacturers and importers are unable to produce our proprietary-branded goods on time or to our specifications, we could suffer lost sales.

We do not own or operate any manufacturing facilities and, therefore, depend upon independent third party vendors for the manufacture of all of our branded products. Our products are manufactured to our specifications primarily by domestic manufacturers and importers. We cannot control all of the various factors, which include inclement weather, natural disasters, labor disputes and acts of terrorism that might affect the ability of a manufacturer or importer to ship orders of our products in a timely manner or to meet our quality standards. Late delivery of products or delivery of products that do not meet our quality standards could cause us to miss the delivery date requirements of our customers or delay timely delivery of merchandise to our retail stores for those items. These events could cause us to fail to meet customer expectations, cause our customers to cancel orders or cause us to be unable to deliver merchandise in sufficient quantities or of sufficient quality to our stores, which could result in lost sales.

There are risks of obtaining products from third parties.

Our business depends largely on the ability of third-party vendors and their subcontractors or suppliers to provide us with current-season, brand-name apparel and other merchandise at competitive prices, in sufficient quantities, manufactured in compliance with all applicable laws and of acceptable quality. We do not have any long-term contracts with any vendor and are not likely to enter into these contracts in the foreseeable future. In addition, many of the vendors that we use are factored and have limited resources, production capacities, and operating histories. Additionally, because the fashion market is volatile and customer taste tends to change rapidly, we must, in order to be successful, identify and obtain merchandise from new third-party brands for which our customers show a preference. As a result, we are subject to the following risks:

•	our vendors may fail or be unable to expand with us;

•

our current vendor terms may be changed to require increased payments or letters of credit in advance of delivery, and we may not be able to fund such payments through our current credit facility, cash balances, or our cash flow;

•	we may not be able to identify or obtain products from new “hot” brands preferred by our customers; and

•	our ability to procure products in sufficient quantities, at acceptable prices, may be limited.

We believe, based on the country of origin tags that appear on the products we sell, that a substantial portion of the products sold to us by our third-party vendors and domestic importers are produced in factories located in foreign countries, especially in China and other Asian countries. Any event causing a sudden disruption of manufacturing or imports from Asia or elsewhere, including, but not limited to, the imposition of import restrictions, could materially harm our operations. Many of our and our vendor’s imports are subject to existing or potential duties, tariffs or quotas that may limit the quantity of certain types of goods that may be imported into the United States from countries in Asia or elsewhere. We and our vendors compete with other companies for production facilities and import quota capacity. Our and our vendors’ businesses are also subject to a variety of other risks generally associated with doing business abroad, such as political instability, currency and exchange risks, disruption of imports by labor disputes (both in other countries and in the United States) and local business practices.

Ours and our vendors’ foreign sourcing operations may also be hurt by political and financial instability, strikes, health concerns regarding infectious diseases in countries in which our merchandise is produced, adverse weather conditions or natural disasters or acts of war or terrorism. Our future operations and performance will be subject to these factors, which are beyond our control, and these factors could materially hurt our business, financial condition and results of operations or may require us to modify our current business practices and incur increased costs.

Fluctuations in the cost, availability and quality of raw materials, labor and transportation, could increase our costs.

Fluctuations in the cost, availability and quality of the fabrics or other raw materials used to manufacture our merchandise could have a material adverse effect on our cost of goods and, accordingly, on our results of operations. The prices for those fabrics depend largely on the market prices for the raw materials used to produce them, including cotton. The price and availability of these raw materials may fluctuate significantly, depending on many factors, including, among other things, crop yields and weather patterns. In addition, the cost of labor at many of our third-party manufacturers has been increasing as the middle class in developing countries continues to grow, and we expect this trend to continue. The cost of transportation has been increasing as well and, if the price of oil remains at current levels or increases, that cost pressure will continue. We may not be able to pass all or a portion of higher raw materials prices, labor or transportation costs on to our customers, which could adversely affect our gross margin and our results of operations.

The effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition.

The continued threat of terrorism and the associated heightened security measures and military actions in response to acts of terrorism have disrupted commerce and have intensified uncertainties in the U.S. economy. Any further acts of terrorism or a future war may disrupt commerce and undermine consumer confidence, which could negatively impact our sales revenue by causing consumer spending and/or mall traffic to decline. Furthermore, an act of terrorism or war, or the threat thereof, or any other unforeseen interruption of commerce, could negatively impact our business by interfering with our ability to obtain merchandise from foreign manufacturers. Our inability to obtain merchandise from our foreign manufacturers or substitute other manufacturers, at similar costs and in a timely manner, could adversely affect our operating results and financial condition.

Weather conditions where our stores are located may impact consumer shopping patterns, which alone or together with natural disasters, particularly in areas where our sales are concentrated, could adversely affect our results of operations.

Uncharacteristic or significant weather conditions can affect consumer shopping patterns, particularly in apparel and seasonal items, which could lead to lost sales or greater than expected markdowns and adversely affect our short-term results of operations. For example, frequent or unusually heavy snowfall, ice storms, rainstorms or other significant weather conditions over a prolonged period could make it difficult for our customers to travel to our stores and thereby reduce our sales and profitability. Our business is also susceptible to unseasonable weather conditions. For example, extended periods of unseasonably warm temperatures during the winter season or cool weather during the summer season could render a portion of our inventory incompatible with those unseasonable conditions. Natural disasters in areas where our sales are concentrated could result in significant physical damage to or closure of one or more of our stores or distribution center, and cause delays in the distribution of merchandise from our vendors to our distribution center and stores, which could adversely affect our results of operations by increasing our costs and lowering our sales.

We must effectively manage our vendors to minimize inventory risk and maintain our margins.

We seek to avoid maintaining high inventory levels in an effort to limit the risk of outdated merchandise and inventory write-downs. If we underestimate quantities demanded by our customers and our vendors cannot restock, then we may disappoint customers who may then turn to our competitors. We require many of our vendors to meet minimum restocking requirements, but if our vendors cannot meet these requirements and we cannot find alternate vendors, we could be forced to carry more inventory than we have in the past or we could have a loss in sales. Our risk of inventory write-downs would increase if we were to hold large inventories of merchandise that prove to be unpopular.

We may be required to collect sales tax on our direct marketing operations.

With respect to the dELiA*s direct sales, sales or other similar taxes are collected primarily in states where we have dELiA*s retail stores, another physical presence or personal property. However, various states or foreign countries may seek to impose sales tax collection obligations on out-of-state direct mail companies. A successful assertion by one or more states that we or one or more of our subsidiaries should have collected or should be collecting sales taxes on the direct sale of our merchandise could have a material adverse effect on our business.

We could face liability from, or our ability to conduct business could be adversely affected by, government and private actions concerning personally identifiable data, including privacy.

Our direct marketing business is subject to federal and state laws regarding the collection, maintenance and disclosure of personally identifiable information we collect and maintain in our databases. If we do not comply, we could become subject to liability. While these provisions do not currently unduly restrict our ability to operate our business, if those regulations become more restrictive, they could adversely affect our business. In addition, laws or regulations that could impair our ability to collect and use user names and other information on the e-commerce webpage may adversely affect our business. For example, COPPA currently limits our ability to collect personal information from website visitors who may be under age 13. Further, claims could also be based on other misuse of personal information, such as for unauthorized marketing purposes. If we violate any of these laws, we could face civil penalties. In addition, the attorneys general of various states review company websites and their privacy policies from time to time. In particular, an attorney general may examine such privacy policies to assure that the policies overtly and explicitly inform users of the manner in which the information they provide will be used and disclosed by the Company. If one or more attorneys general were to determine that our privacy policies fail to conform with state law, we also could face fines or civil penalties, any of which could adversely affect our business.

We could face liability for information displayed in our catalogs or displayed on or accessible via e-commerce webpage and our other websites.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish in any of our catalogs, on our e-commerce webpage and on any of our other websites. These types of claims have been brought, sometimes successfully, against similar companies in the past. Based upon links we provide to third-party websites, we could also be subjected to claims based upon online content we do not control that is accessible from our e-commerce webpage.

We may be liable for misappropriation of our customers’ personal information.

If third parties or unauthorized employees of ours are able to penetrate our network security or otherwise misappropriate our customers’ personal information or credit card information, or if we give third parties or our employees improper access to our customers’ personal information or credit card information, we could be subject to claims of liability. These claims could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims, or negligence claims. This potential liability could also include claims for other misuse of personal information, including unauthorized marketing purposes. Liability for misappropriation of this information could decrease our profitability.

In addition, the Federal Trade Commission and state agencies have been investigating various internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information such as customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptology or other events or developments may result in a compromise or breach of the algorithms that we use to protect customer transaction data. If any such compromise of our security were to occur, it could subject us to claims of liability, damage our reputation and diminish the value of our brands. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Our security measures are designed to significantly reduce the risk of security breaches, but our failure to prevent such security breaches could subject us to claims of liability, damage our reputation and diminish the value of our brands and cause our sales to decline.

Government regulation of the Internet and e-commerce is evolving and unfavorable changes could harm our business.

We are subject to regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of our Internet or e-commerce services. These regulations and laws may cover taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic contracts and other communications, consumer protection, the provision of e-commerce payment services, and consumer protection. Unfavorable regulations and laws could diminish the on-line demand for our products and services and increase our costs of doing business.

We are subject to litigation risk due to the nature of our business, which may have a material adverse effect on our results of operations and business.

From time to time, we are involved in lawsuits or other legal proceedings arising in the ordinary course of our business. These may relate to, for example, trademark, servicemark, copyright or other intellectual property matters, employment law matters, commercial disputes, consumer protection claims, claims of regulatory authorities, or other matters. In addition, as a public company we could from time to time face claims relating to corporate or securities law matters. In connection with such litigation, we may be subject to significant damages or equitable remedies. Any of such litigation, whether as plaintiff or defendant, could be costly and time consuming and could divert management and key personnel from our regular business operations. We do not currently believe that any of our outstanding litigation will have a material adverse effect on our business, prospects, financial condition or results of operations. However, due to the uncertainty of litigation and depending on the amount and the timing of any claims, an unfavorable resolution of such claims could materially affect our business, prospects, financial condition and results of operations.

Many of our vendors utilize factors and therefore require letters of credit.

All or a portion of the credit extended by factors to our vendors often is collateralized by standby letters of credit, which we are required to provide and which we currently obtain under our Letter of Credit Agreement with General Electric Capital Corporation (“GE Capital”). Any increases in the amount of such letters of credit required by such factors reduces the amount of availability we have under our Letter of Credit Agreement with GE Capital. Any increase in our vendors’ use of factors or decrease in the amount of credit extended by these factors could require us to provide additional standby letters of credit, thereby reducing further the amount of availability, or require us to obtain increased credit lines which may or may not be readily available to us on acceptable terms. Any such decreases could adversely affect our ability to operate our business, including requiring us to reduce other discretionary spending, such as on advertising. Any such event could result in reduced sales.

Our ability to procure merchandise could be adversely affected by changes in our vendors’ factoring arrangements.

Although we do not have a direct relationship with factors, a portion of our vendors who supply us with merchandise have direct factoring arrangements. Vendors who engage in factoring transactions will typically sell their accounts receivable to a factor at a discount in exchange for cash payments, which can be used to finance the business and operations of the vendors.

If the financial condition of our vendors’ factors were to deteriorate and those vendors were unable to procure alternative factoring arrangements, our ability to timely procure merchandise for our stores could be adversely affected. This also could require the devotion of significant time and attention by our management to adequately resolve such matters. In turn, our results of operations and financial condition could suffer.

Our Credit Agreement with Salus and the notes issued in the concurrent private placement includes covenants that impose restrictions on our financial and business operations.

Our Credit Agreement contains covenants that restrict the manner in which we conduct our business under certain circumstances. Subject to certain exceptions, these covenants restrict or limit our ability to, among other things:

•	grant liens on assets;

•	merge, consolidate, dissolve or liquidate;

•	incur certain additional indebtedness and guaranty obligations;

•	make certain restricted payments (including make dividend payments on our common stock);

•	make certain investments or acquisitions;

•	engage in certain sales (including certain sales of stock); and

•	pay dividends.

Until all of the notes issued in the concurrent private placement have been converted, redeemed or otherwise satisfied in accordance with their terms, we have agreed, among other things, without the approval of our Board of Directors by a vote of at least 4 of the 5 members of our Board of Directors, not to (i) incur any indebtedness, other than pursuant to our existing Credit Agreement; (ii) grant liens on the assets, other than the liens securing our and our subsidiaries’ obligations under the Credit Agreement or any other liens that are permitted under the Credit Agreement; and (iii) with certain exceptions, issue or sell any shares of our capital stock or issue any options, warrants or convertible securities.

If we fail to comply with the covenants and are unable to obtain a waiver or amendment, an event of default would result, and Salus or the holders of the notes, as the case may be, could declare outstanding borrowings or notes, as the case may be, immediately due and payable. If that should occur, we cannot guarantee that we would have sufficient liquidity at that time to repay or refinance borrowings under the Credit Agreement.

A portion of our net proceeds from this offering and the concurrent private placement must be used to repay a portion of the outstanding amounts under our existing Credit Agreement. We cannot use the net proceeds from the sale of the notes until we receive Stockholder Approval. Our ability to borrow under the Credit Agreement is subject to various conditions precedent. We cannot assure you that we will be able to satisfy the conditions to funding at the time we require the drawdowns.

Our inability or failure to protect our intellectual property or our infringement of other’s intellectual property could have a negative impact on our operating results.

Our trademarks are valuable assets that are critical to our success. The unauthorized use or other misappropriation of our trademarks, or the inability for us to continue to use any current trademarks, could diminish the value of our brands and have a negative impact on our business. We are also subject to the risk that we may infringe on the intellectual property rights of third parties. Any infringement or other intellectual property claim made against us, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require us to pay royalties or license fees. As a result, any such claim could have a material adverse effect on our operating results.

The impact of potential consolidation of commercial and retail landlords.

Continued consolidation in the commercial retail real estate market could affect our ability to successfully negotiate favorable rental terms for our stores in the future. Should significant consolidation continue, a large proportion of our store base could be concentrated with one or a few entities that could then be in a position to dictate unfavorable terms to us due to their significant negotiating leverage. If we are unable to negotiate favorable rental terms with these entities, this could affect our ability to profitably operate our stores, which could adversely impact our business, financial condition and results of operations.

We may have potential business conflicts with Alloy, Inc. with respect to our past and ongoing relationships.

On December 19, 2005, Alloy, Inc. completed the Spinoff of all of the outstanding common stock of dELiA*s, Inc. to its shareholders. In connection with the Spinoff, Alloy, Inc. contributed and transferred to us substantially all of its assets and liabilities related to its direct marketing and retail store segments.

We entered into various agreements with Alloy, Inc. prior to or in connection with the Spinoff. These agreements govern various interim and ongoing relationships between Alloy, Inc. and us following the Spinoff. Certain of these agreements expired by their terms on December 19, 2010. We subsequently entered into certain amended and restated agreements effective December 20, 2010 which expire on December 20, 2015.

Potential business conflicts may arise between Alloy, Inc. and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, pending litigation, indemnification and other matters arising from our separation from Alloy, Inc.;

•	intellectual property matters;

•	joint database ownership and management; and

•	the nature, quantity, quality, time of delivery and pricing of services we supply to each other under our various agreements with Alloy, Inc.

We may not be able to resolve any potential conflicts. Even if we do so, however, because Alloy, Inc. will be performing a number of services and functions for us, they will have leverage with negotiations over their performance that may result in a resolution of such conflicts that may be less favorable to us than if we were dealing with another third party.

Risks Related to our Common Stock and this Offering

The price of our common stock may be volatile and you may lose all or a part of your investment.

The price of our common stock may fluctuate widely, depending upon a number of factors, many of which are beyond our control. For instance, it is possible that our future results of operations may be below the expectations of investors and, to the extent our Company is followed by securities analysts, the expectations of these analysts. If this occurs, our stock price may decline. Other factors that could affect our stock price include the following:

•	the perceived prospects of our business and the teenage market as a whole;

•	changes in analysts’ recommendations or projections, if any;

•	fashion trends;

•	changes in market valuations of similar companies;

•	actions or announcements by our competitors;

•	actual or anticipated fluctuations in our operating results;

•	litigation developments; and

•	changes in general economic or market conditions or other economic factors unrelated to our performance.

In addition, the stock markets can experience significant price and trading volume fluctuations. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs to us and a likely diversion of our management’s attention.

Provisions of Delaware law and of our charter and by-laws and stockholder rights plan may make a takeover more difficult.

Provisions in our amended and restated certificate of incorporation and by-laws and in the Delaware corporation law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that our management and board of directors oppose. Public stockholders that might wish to participate in one of these transactions may not have an opportunity to do so. For example, our amended and restated certificate of incorporation and by-laws contain provisions:

•

reserving to our board of directors the exclusive right to change the number of directors and fill vacancies on our board of directors, which could make it more difficult for a third party to obtain control of our board of directors;

•

authorizing the issuance of up to 25 million shares of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock, which could make it more difficult or expensive for a third party to obtain voting control;

•	establishing advance notice requirements for director nominations or other proposals at stockholder meetings; and

•

generally requiring the affirmative vote of holders of at least 70% of the outstanding voting stock to amend certain provisions of our amended and restated certificate of incorporation and by-laws, which could make it more difficult for a third party to remove the provisions we have included to prevent or delay a change of control.

In addition, we have adopted a stockholder rights plan that may prevent a change in control or sale of us in a manner or on terms not approved by our board of directors. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and board of directors.

We have a significant number of options outstanding and will have a significant number of convertible notes outstanding which, if exercised or converted, would dilute the equity interests of our existing stockholders and adversely affect earnings per share.

As of June 30, 2013, we had outstanding options, of which 2,117,239 were vested, to purchase 3,720,093 shares of common stock at a weighted average exercise price of $3.12 per share. From time to time, we may issue additional options to employees, non-employee directors and consultants pursuant to our equity incentive plans. We have agreed to sell in a private placement to certain of our officers, directors, existing stockholders and other accredited investors concurrently with the closing of this offering an aggregate of $             in principal amount of 7.25% Convertible Notes, which notes are convertible into                      shares of our common stock following Stockholder Approval at a conversion price per share equal to the public offering price of $             per share. Our stockholders will experience dilution if these stock options and notes are exercised or converted, as applicable.

If we fail to meet the continued listing standards of Nasdaq, our common stock may be delisted, which may adversely affect the market price and liquidity of our common stock.

Our common stock is currently traded on The Nasdaq Global Market. Nasdaq has requirements we must meet in order to remain listed on The Nasdaq Global Market, including that we maintain a minimum closing bid price of $1.00 per share of our common stock. The closing bid price of our common stock had been below $1.00 per share for most of the last two months. If the closing bid price of our common stock remains below $1.00 per share for 30 consecutive trading days or we do not meet other listing requirements, we would fail to be in compliance with Nasdaq’s listing standards. If this occurs, we expect that we would receive written notification from Nasdaq and would then have a 180-day period to regain compliance with Nasdaq’s listing requirements by having the closing bid price of our common stock be at least $1.00 per share for at least 10 consecutive trading days. If we are unable to do so, our common stock may be delisted from The Nasdaq Global Market and transferred to a listing on The Nasdaq Capital Market, or delisted from Nasdaq altogether. There can be no assurance that we will be able to maintain or regain compliance with the requirements for listing our common stock on The Nasdaq Global Market, or we would be eligible for transfer to The Nasdaq Capital Market and remain in compliance with the requirements for listing on that market. The failure to maintain our listing on The Nasdaq Global Market or to qualify for listing on The Nasdaq Capital Market could have an adverse effect on the market price and liquidity of our shares of common stock.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Further, we are prohibited under the terms of the Credit Agreement from paying dividends. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions imposed by applicable law and other factors our board deems relevant. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. If our common stock does not appreciate in value, or if our common stock loses value, our stockholders may lose some or all of their investment in our shares.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.

Following the Stockholder Approval Date and except as described under the heading “Underwriting” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. As part of this offering and the concurrent private placement pursuant to which we will issue notes, which will be convertible into              shares of our common stock following Stockholder Approval, we expect to issue             shares of common stock (or up to             shares of common stock if the underwriter exercises its over-allotment option in full). The issuance of additional shares of our common stock in this offering, or other issuances of our common stock or convertible securities, will dilute the ownership interest of our stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Our common stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of common stock are equity interests and do not constitute indebtedness. As such, the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy, liquidation or similar proceeding. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

We may incur a material expense upon the conversion of the notes issued in the concurrent private placement.

The notes issued in the concurrent private placement are mandatorily convertible following Stockholder Approval. If at the time of the conversion of the notes, the market price of our common stock is above the conversion price of the notes, we will take a non-cash charge in an amount equal to the difference between the market price of our common stock at the time of conversion and the conversion price of the notes. Such a charge could have an adverse effect on our results of operations.

USE OF PROCEEDS

We estimate that our net proceeds from the assumed sale of 12,750,000 shares of common stock in this offering will be approximately $11.7 million (or approximately $13.9 million if the underwriter’s over-allotment option is exercised in full), based on an assumed public offering price of $1.05 per share, and after deducting estimated underwriting discounts and estimated commissions of approximately $0.8 million (or approximately $0.9 million if the underwriter’s over-allotment option is exercised in full) and estimated offering expenses payable by us. We estimate that we will also receive net proceeds of $19.9 million from the sale by us of 7.25% Convertible Notes in the concurrent private placement to certain of our officers, directors, existing stockholders and other accredited investors, which notes are convertible into an aggregate of 20,738,095 shares of our common stock following Stockholder Approval at an assumed conversion price per share equal to the assumed public offering price of $1.05 per share. We cannot use the net proceeds from the sale of the notes until we receive Stockholder Approval.

We intend to use the net proceeds from this offering, and following the Stockholder Approval the net proceeds from the concurrent private placement, to repay a portion of the outstanding amounts under our existing Credit Agreement with Salus and for working capital and other general corporate purposes. The total outstanding amounts under the Credit Agreement was $22,443,537 as of July 19, 2013. The Credit Agreement provides for a total aggregate commitment of the lenders of $30,000,000. The Credit Agreement has a term of four years and matures on June 14, 2017. Interest accrues on the outstanding principal amount of loans at an annual rate equal to the greater of (1) the base rate (as defined in the Credit Agreement) plus 3.00% and (2) 6.25%. The Credit Agreement also calls for the payment by us of an unused facility fee of 0.375% per annum on the average unused portion of the Credit Agreement.

Pending the application of the net proceeds, we may invest the proceeds in marketable securities and short-term investments.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company as of May 4, 2013 on an actual basis and as adjusted to give effect to the distribution of the shares of common stock offered hereunder (based on an assumed public offering price of $1.05 per share, and after deducting the underwriter’s discount and commission and the estimated expenses of the offering payable by us (assuming no exercise of the underwriter’s over-allotment option) and the application of the net proceeds from this offering as described under the section entitled “Use of Proceeds”. The amount of proceeds we ultimately receive from this offering is dependent upon numerous factors and subject to general market conditions. Also, we may increase or decrease the number of shares of common stock sold in this offering. Accordingly, the amounts shown in the table “As at May 4, 2013 As Adjusted” column may differ from those shown below.

This capitalization table should be read in conjunction with our audited annual consolidated financial statements for the year ended February 2, 2013, our unaudited consolidated financial statements as at and for the three months ended May 4, 2013, including the notes thereto and the Management’s Discussion and Analysis of Financial Condition and Results of Operation, incorporated in each case by reference in this prospectus supplement and the accompanying prospectus.

	As at May 4, 2013(1)	As at May 4, 2013 As Adjusted(1)(2)
	(In thousands, except for share amounts)
Cash, cash equivalents and short term investments	$3,643	$15,327
Total principal and accrued interest on debt obligations	1,580	1,580
Stockholders’ equity:
Preferred stock, $0.001 par value; 25,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 32,789,615 shares issued and outstanding, actual, at May 4, 2013; and 45,539,615 shares issued and outstanding, as adjusted, at May 4, 2013	33	46
Additional paid-in capital	100,099	111,770
Accumulated deficit	(67,936)	(67,936)
Total stockholders’ equity	32,196	43,880
Total capitalization	$37,419	$60,787

(1)	These figures do not include 20,738,095 shares of common stock issuable upon conversion of notes, which notes will be issued in the concurrent private placement and are convertible into shares of our common stock following Stockholder Approval at a conversion price per share equal to the public offering price per share of $1.05; 4,166,711 shares of common stock issuable pursuant to the exercise of outstanding options issued under our Stock Incentive Plan at a weighted-average exercise price of $2.96 per share; 215,343 shares of common stock issuable pursuant to the exercise of warrants at an exercise price of $7.43 per share; and 1,887,867 shares of common stock available for future issuances under our Stock Incentive Plan.
(2)	The “As Adjusted” amounts reflect the shares of common stock issuable pursuant to this prospectus supplement (assuming no exercise of the underwriter’s over-allotment option). If the underwriter’s over-allotment option is exercised in full, cash, cash equivalents and short term investments and total stockholders’ equity would be $17,548 and $46,101, respectively.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of the shares of common stock sold in this offering exceeds the net tangible book value per share of common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our net tangible book value as of May 4, 2013 was $29.8 million, or $0.91 per share. After taking into account the assumed sale by us of 12,750,000 shares of common stock in this offering at an assumed public offering price of $1.05 per share, without any deduction for underwriting discounts and commissions but after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of May 4, 2013 would have been $42.3 million, or $0.93 per share. This would represent an immediate increase in net tangible book value of $0.02 per share to our existing stockholders and an immediate dilution of $0.12 per share to investors purchasing shares of common stock in this offering at the assumed public offering price. The following table illustrates this substantial and immediate per share dilution to investors in this offering.

This Offering

Assumed offering price per share	$1.05

Net tangible book value per share as of May 4, 2013	$0.91

Increase in net tangible book value per share attributable to existing investors in this offering	$0.02

As adjusted net tangible book value per share as of May 4, 2013, after giving effect to this offering	$0.93

Dilution in as adjusted book value per share to new investors in this offering	$0.12

A $0.25 increase in the assumed public offering price of $1.05 per share would increase our as adjusted net tangible book value after this offering by approximately $3.2 million, with a corresponding increase in as adjusted net tangible book value per share of approximately $0.07, and a corresponding increase in dilution per share to investors of approximately $0.18. This assumes that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus supplement, remains the same and without any deduction for underwriting discounts and commissions, but after deducting estimated offering expenses payable by us.

Similarly, a $0.25 decrease in the assumed public offering price of $1.05 per share would decrease our as adjusted net tangible book value after this offering by approximately $3.2 million, with a corresponding decrease in as adjusted net tangible book value per share of approximately $0.07 and a corresponding reduction in dilution per share to investors of approximately $0.18. This assumes that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and without any deduction for underwriting discounts and commissions, but after deducting estimated offering expenses payable by us.

We may also increase or decrease the number of shares of common stock we are offering. An increase of 100,000 shares in the number of shares of common stock offered by us would increase our as adjusted net tangible book value after this offering by approximately $0.1 million, or $0.00 per share, with a corresponding reduction in dilution per share to investors of approximately $0.00 per share, assuming that the assumed public offering price remains the same, and without any deduction for underwriting discounts and commissions, but after deducting estimated offering expenses payable by us.

Similarly, a decrease of 100,000 shares in the number of shares offered by us would decrease our as adjusted net tangible book value after this offering by approximately $0.1 million, or $0.00 per share, with a corresponding increase in dilution per share to investors of approximately $0.00 per share, assuming that the assumed public offering price remains the same, and without any deduction for underwriting discounts and commissions, but after deducting estimated offering expenses payable by us.

The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriter exercises its over-allotment option in full to purchase 2,250,000 additional shares of common stock at the assumed public offering price of $1.05 per share, the as adjusted net tangible book value after this offering would be $0.93 per share, the increase in the as adjusted net tangible book value to the existing stockholders would be $0.02 per share and the dilution to investors purchasing common stock in this offering would be $0.12 per share. This assumes no deduction for underwriting discounts and commissions but after deducting estimated offering expenses payable by us.

The number of shares of common stock shown above to be outstanding after this offering is based on 32,848,453 shares of common stock outstanding as of July 19, 2013, and excludes as of that date:

•

20,738,095 shares of common stock issuable upon conversion of notes, which notes will be issued in the concurrent private placement and are convertible into shares of our common stock following Stockholder Approval at a conversion price per share equal to the public offering price per share of $1.05;

•	4,112,968 shares of common stock issuable pursuant to the exercise of outstanding options issued under our Stock Incentive Plan at a weighted-average exercise price of $2.92 per share;

•	215,343 shares of common stock issuable pursuant to the exercise of warrants at an exercise price of $7.43 per share; and

•	1,695,272 shares of common stock available for future issuances under our Stock Incentive Plan.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement dated July     , 2013, the underwriter named below has agreed to purchase from us the number of shares of common stock indicated in the following table. Janney Montgomery Scott LLC is acting as the sole underwriter for this offering.

Underwriter	Number of Shares
Janney Montgomery Scott LLC

Total

The underwriter proposes to offer shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement. Any shares sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $         per share. The underwriter may allow, and these selected dealers may reallocate, a concession of not more than $         per share to other brokers and dealers.

The underwriter’s obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase all of the shares of common stock that it has agreed to purchase under the underwriting agreement, other than those covered by the over-allotment option, if it purchases any shares.

Other than in the United States, no action has been taken by us or by the underwriter that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sales of any shares of common stock be distributed or published in any jurisdiction, except in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus supplement are advised to inform themselves about and to observe any restrictions relating to this offering of shares of our common stock and the distribution of this prospectus supplement. This prospectus supplement is not an offer to sell nor a solicitation of any offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

Underwriting Discount, Commission and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Total without Over-Allotment	Total with Full Exercise of Over-Allotment
Total underwriting discount and commission	$	$

We will pay all expenses of the offering that we incur. We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $        . We will also reimburse the underwriter up to $         for certain out-of-pocket expenses incurred by them in connection with this offering, including $175,000 in legal expenses of underwriter’s counsel.

Over-allotment Option

We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to              additional shares of our common stock at the public offering price, less the underwriting discount and commission, set forth on the cover page of this prospectus supplement.

The underwriter may exercise the option to cover over-allotments, if any, made in connection with this offering. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriter to the extent the option is exercised. If any additional shares of common stock are purchased pursuant to the option, the underwriter will offer the additional shares on the same terms as those on which the other shares are being offered hereby.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

Lock-up Agreements

We and each of our executive officers and directors and certain beneficial owners of our common stock have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 90 days from the date of this prospectus supplement (except that one of our executive officers and one of our directors are each subject to a lock-up period of 30 days from the date of this prospectus supplement), without the prior written consent of the underwriter. There are no present agreements between the underwriter and us or any of our executive officers, directors or stockholders releasing us or them from these lock-up agreements prior to the expiration of the applicable lock-up period other than with respect to our issuance of shares of common stock upon exercise by the underwriter of its over-allotment option; provided, however, that we may issue common stock pursuant to the securities purchase agreement in connection with our concurrent private placement of shares of our common stock and we may issue common stock pursuant to any stock option or other equity compensation plan or arrangement, and we may file registration statements on Form S-8, amend our registration statement on Form S-3 or file a registration statement on Form S-1 or S-3 to cover the resale of shares of common stock issued in our concurrent private placement.

Notwithstanding the foregoing, if (1) during the last 17 days of the applicable lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the applicable lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions set forth above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The lock-up provisions do not prevent a stockholder from transferring such shares of common stock, (i) by gift, will or intestacy or to a family member or trust for the benefit of a family member (as defined in the underwriting agreement); (ii) to a charity or educational institution; or (iii) if the stockholder, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, to any shareholder, partner or member of, or owner of similar equity interests in, the stockholder, as the case may be; provided that in the case of any transfer pursuant to the foregoing clauses (i), (ii) or (iii), (a) any such transfer shall not involve a disposition for value and (b) each transferee shall sign and deliver to the underwriter a lock-up agreement substantially in the form of the applicable lock-up agreement attached as an exhibit to the underwriting agreement.

Stabilization and Short Positions

The underwriter may engage in over-allotment, syndicate covering transactions and stabilizing transactions or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option, in whole or in part, or purchasing shares in the open market.

Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, resulting in a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock in the open market prior to completion of the offering.

These syndicate covering transactions and stabilizing transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effort that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing of Shares

Our common stock is listed on the Nasdaq Global Market under the symbol “DLIA.”

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriter may allocate a limited number of shares for sale to the online brokerage customers. An electronic prospectus may be available on the Internet Web site maintained by the underwriter. Other than any prospectus in electronic format, the information on the underwriter’s Web site is not part of this prospectus supplement.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer to the public of shares of our common stock which are the subject of this offering may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of shares of our common stock may be made in that Relevant Member State at any time:

•	to legal to entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State, and each person who initially acquires our common stock or to whom any offer is made in this offering will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” as defined in the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2010/73/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”)

and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Certain legal matters in connection with the common stock being offered hereby will be passed upon for us by Troutman Sanders LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Proskauer Rose, LLP, New York, New York.

EXPERTS

The financial statements and schedule as of February 2, 2013 and January 28, 2012 and for each of the three years in the period ended February 2, 2013, incorporated by reference in this prospectus supplement have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$30,000,000

Common Stock

Preferred Stock

Warrants

Rights

Units

Preferred Stock Purchase Rights

We may from time to time issue up to an aggregate of $30,000,000 of our common stock, preferred stock, warrants, rights, units or preferred stock purchase rights in one or more offerings. This prospectus describes the general manner in which these securities may be offered using this prospectus. We will provide you with specific terms of the offerings in one or more supplements to this prospectus and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution. If underwriters, dealers and agents are used to sell these securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Market and traded under the symbol “DLIA.” The last reported sale price of our common stock on the NASDAQ Global Market on August 28, 2012 was $1.42 per share.

As of August 28, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $37,243,769, which was calculated based on 26,228,006 shares of outstanding common stock held by non-affiliates and on a price per share of $1.42, the closing price of our common stock on August 28, 2012. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Investing in our securities involves risks. Before making a decision to purchase our securities, you should carefully consider risk factors that will be described in any applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as explained under the heading “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 7, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities or combinations of the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $30,000,000.

This prospectus provides you with a general description of securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” appearing below.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise requires or as otherwise expressly stated, when we refer in this prospectus to “Alloy, Inc.” we are referring to Alloy, Inc., our former parent corporation, and when we refer to “Alloy” we are referring to the Alloy-branded direct marketing and merchandising business that we operate. Similarly, when we refer to “dELiA*s” we are referring to the dELiA*s-branded direct marketing, merchandising and retail store business that we operate and when we refer to “dELiA*s, Inc.”, the “Company”, “we”, “us”, or “our”, we are referring to dELiA*s, Inc. and its subsidiaries. When we refer to “the Spinoff”, we are referring to the December  19, 2005 spinoff of the outstanding common shares of dELiA*s, Inc. to the Alloy, Inc. shareholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.deliasinc.com. The information on our web site is not a part of, and is not incorporated by reference in, this prospectus or any prospectus supplement.

We have filed a registration statement on Form S-3 with the SEC. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below (File No. 000-51648) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	our annual report on Form 10-K for the fiscal year ended January 28, 2012, filed with the SEC on April 12, 2012;

•	our quarterly report on Form 10-Q for the quarterly period ended April 28, 2012, filed with the SEC on June 7, 2012;

•	Our current reports on Forms 8-K filed with the SEC on May 16, 2012, May 22, 2012, July 13, 2012 and August 20, 2012; and

•

the description of the our capital stock contained in the Registration Statement on Form 8-A filed with the SEC on December 5, 2005, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to us at dELiA*s, Inc., 50 West 23rd Street, New York, New York 10010, Attention: Secretary. These filings can also be obtained through the SEC as described above.

FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part, any prospectus supplement and the documents incorporated by reference into these documents contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our goals, retail expansion, sales and revenue growth and financial performance. Our forward-looking statements are based upon management’s current expectations and beliefs. They are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of various factors, including, but not limited to, the impact of general economic and business conditions; our inability to realize the full value of merchandise currently in inventory as a result of underperforming sales; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brands; our inability to obtain financing, if required; changing customer tastes and buying trends; the inherent difficulty in forecasting consumer buying patterns and trends, and the possibility that any improvements in our product margins, or in customer response to our merchandise, may not be sustained; uncertainties related to our multi-channel model, and, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates or our other accounting estimates made in the preparation of our financial statements. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Except as required by law, we assume no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors.

THE COMPANY

We are a multi-channel retail company comprised of two lifestyle brands primarily targeting teenage girls and young women. We generate revenue by selling to consumers through direct mail catalogs, websites and retail stores. We operate two brands—dELiA*s and Alloy—each of which we believe are well-established, differentiated, lifestyle brands. Through our e-commerce webpages, catalogs and retail stores, dELiA*s (the brand) offers a wide variety of product categories to teenage girls to cater to an entire lifestyle. Alloy is a prominent branded junior apparel catalog and e-commerce site for young women.

Through our e-commerce webpages and catalogs, we sell many name brand products along with our own proprietary brand products in key spending categories directly to consumers, including apparel and accessories. Our mall-based dELiA*s retail stores derive revenue primarily from the sale of proprietary apparel and accessories and, to a lesser extent, branded apparel to teenage girls.

Our focus on a diverse collection of name brands and proprietary brands allows us to adjust our merchandising strategy quickly as fashion trends change. In addition, we strive to keep our merchandise mix fresh by regularly introducing new trends and styles. Our proprietary brands provide us an opportunity to broaden our customer base by offering merchandise of comparable quality to brand name merchandise, at a lower price, while permitting improved gross profit margins. Our proprietary brands also allow us to capitalize on emerging fashion trends when branded merchandise is not available in sufficient quantities, and to exercise a greater degree of control over the flow of our merchandise from our vendors to us, and from us to our customers.

We have built comprehensive databases that together include information such as name, mailing and email addresses and amounts and dates of purchases in our direct business and within the past year in our retail business. In addition to helping us target consumers directly, our databases provide us with access to important demographic information that we believe should assist us in optimizing the selection of potential retail store locations.

Our principal executive offices are located at 50 West 23rd Street, New York, New York 10010. The telephone number at that address is (212) 590-6200.

RISK FACTORS

You should carefully consider the specific risks set forth under the section entitled “Risk Factors” in the applicable prospectus supplement and the risks described in our Annual Report on Form 10-K for the year ended January 28, 2012 which are incorporated by reference in this prospectus, before making an investment decision. You should also consider similar information contained in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky. For more information see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless we otherwise specify in any applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, but not be limited to, funding future growth, strategic investments, capital expenditures and working capital. Pending such use, we may temporarily invest net proceeds in short-term, interest bearing, investment-grade securities. We do not have any present plans, and are not engaged in any negotiations, for the use of any such proceeds, or the issuance of securities, in any future acquisition. We will disclose any proposal to use the net proceeds from any offering of the securities in connection with an acquisition in the prospectus supplement relating to such offering.

DILUTION

If there is a material dilution of the purchasers’ equity interest from the sale of common equity securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution of the equity interests of purchasers purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF CAPITAL STOCK

General Matters

The following description of our capital stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our capital stock that we may offer under this prospectus. For the complete terms of our capital stock, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated by reference into the registration statement, of which this prospectus forms a part. The terms of our capital stock may also be affected by the General Corporation Law of Delaware.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. As of August 28, 2012, there were 31,684,387 shares of our common stock issued and outstanding.

Each share of our common stock is entitled to one vote on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board of directors out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. See—Rights Plan below.

Preferred Stock

We are authorized to issue, without stockholder approval, up to 25,000,000 shares of preferred stock, $0.001 par value per share, having rights senior to those of our common stock. As of August 28, 2012, we had authorized the issuance of 1,000,000 shares of Series A junior participating preferred stock, none of which were outstanding.

Our board of directors is authorized to issue additional shares of preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

Our board may fix the number of shares constituting any series and the designations of these series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designation relating to each series.

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Delaware Law and Certain Charter and By-law provisions

The provisions of Delaware law and of our amended and restated certificate of incorporation and amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests.

Delaware Statutory Business Combinations Provision. In general, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date for proxy materials relating to the previous year’s annual meeting or, if the date of the annual meeting is held more than 30 days before or 60 days after the date of the previous year’s annual meeting, such notice must be delivered before the later of 90 days prior to the date of the annual meeting and 10 days after the date of the annual meeting is announced publicly. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or 10 days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation will not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-Majority Stockholder Vote Required to Amend our Bylaws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires a 70% vote for any amendment to, or repeal of, our bylaws by the stockholders. Our bylaws may be amended or repealed by a simple majority vote of the board of directors.

Preferred Stock Purchase Rights

The Rights Agreement. Our board of directors adopted a stockholders’ rights agreement prior to consummation of the Spinoff.

The Rights. Our board of directors authorized the issuance of one right for each share of our common stock outstanding on December 19, 2005. New rights accompanied all new shares of common stock we issued after the date of the Spinoff and will accompany all new shares of common stock we will issue in the future until the earlier of the date on which the rights become exercisable as described below and the date (if any) on which the rights are redeemed, but in any event not after December 19, 2015.

Exercise Price. Each of our rights allows its holder to purchase from us one one-hundredth of a share of our Series A junior participating preferred stock for $60.00 per share, once the rights become exercisable. Prior to exercise, a right does not give its holder any dividend, voting or liquidation rights.

Exercisability. Our rights are not exercisable until the earlier of:

•	10 days after the public announcement that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of our outstanding common stock; or

•

10 business days (or a later date determined by our board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

Until the date our rights become exercisable, our common stock certificates will also evidence our rights, and any transfer of shares of our common stock will constitute a transfer of our rights. After that date, our rights will separate from our common stock and be evidenced by rights certificates that we will mail to all eligible holders of our common stock. Any of our rights held by an acquiring person will be void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

•

Flip In. If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.

•

Flip Over. If we are later acquired in a merger or similar transaction after the date our rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation’s stock prior to such merger or similar transaction.

Our Preferred Share Provisions. Each one one-hundredth of a share of our Series A junior participating preferred stock, if issued:

•	will not be redeemable;

•	will entitle holders to dividend payments in an amount equal to the dividend paid on one share of our common stock;

•	will entitle holders upon liquidation to receive an amount equal to the payment made on one share of our common stock;

•	will have the same voting power as one share of our common stock; and

•	if shares of our common stock are exchanged via merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of our common stock.

The value of each one-hundredth interest in a share of our Series A junior participating preferred stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

Expiration. Our rights will expire on the tenth anniversary of the completion of the Spinoff, December 19, 2015.

Redemption. Our board of directors may redeem our rights for $0.001 per right at any time before any person or group becomes an acquiring person. If our board of directors redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Exchange. After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board of directors may extinguish our rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions. Our board of directors may adjust the purchase price of our Series A junior participating preferred stock, the number of shares of our Series A junior participating preferred stock issuable and the number of our outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock or common stock. No adjustments to the purchase price of our Series A junior participating preferred stock of less than 1% will be made.

Amendments. The terms of our rights agreement may be amended by our board of directors without the consent of the holders of our rights. After a person or group becomes an acquiring person, our board of directors may not amend the agreement in a way that adversely affects holders of our rights.

Transfer Agent And Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Trading of Our Common Stock

Our common stock is listed on the NASDAQ Global Market under the symbol “DLIA”. On August 28, 2012, the last reported sale price for our common stock on the NASDAQ Global Market was $1.42 per share. As of August 28, 2012, we had 177 stockholders of record.

DESCRIPTION OF WARRANTS

We may issue warrants that entitle the holder to purchase common stock, preferred stock or other securities being offered by this prospectus. Warrants may be issued independently or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

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the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

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the designation and number of other securities being offered by this prospectus purchasable upon the exercise of warrants to purchase such securities and the price at which such number of other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	any applicable material federal income tax considerations;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such number of shares of common stock, preferred stock or other securities being offered by this prospectus at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase common stock, preferred stock or other securities being offered by this prospectus, holders of such warrants will not have any of the rights of holders of common stock, preferred stock or other securities being offered by this prospectus, as the case may be, purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock or preferred stock that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the securityholders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock, preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable material federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the amount of shares of common stock or preferred stock at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement or other documentation under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe, among other things:

•	the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions related to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any applicable material federal income tax considerations; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a covering transaction to cover short positions. Such stabilizing transactions, covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. If applicable, we will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

With respect to the sale of securities under this prospectus and any applicable prospectus supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

LEGAL MATTERS

Troutman Sanders LLP will pass on the validity of the securities being offered by this prospectus for us. Any underwriter(s) will be represented by their own legal counsel.

EXPERTS

Our consolidated financial statements and schedule as of January 28, 2012 and January 29, 2011 and for each of the three years in the period ended January 28, 2012, incorporated by reference in this prospectus have been incorporated in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

             Shares of Common Stock

Prospectus Supplement

Janney Montgomery Scott

                    , 2013